Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE
October 4, 2007

Tellabs provides preliminary estimates for third quarter of 2007

Naperville, Ill.—Based on currently available information, Tellabs provided a preliminary revenue estimate for the third quarter of 2007, ended Sept. 28. Third-quarter 2007 revenue is expected to range from $452 million to $460 million, primarily due to lower-than-expected revenue from wireless service providers in North America.

Non-GAAP gross profit margins are expected to range from 31% to 32%, reflecting fewer Tellabs® 5500 digital cross-connects sold. As a result, third-quarter GAAP earnings per share, assuming dilution, are expected to range from breakeven to one cent per share. Non-GAAP earnings per share, assuming dilution, are expected to range from 2 cents to 3 cents per share. Non-GAAP earnings per share exclude equity-based compensation, amortization of intangibles and previously announced restructuring charges of $6 million.

“Third-quarter revenue reflected lower sales to North American wireless carriers, yet we saw sequential growth in access and data,” said Krish A. Prabhu, Tellabs president and chief executive officer. “We remain focused on improving profit margins as Tellabs’ new products take root in our customers’ networks.”

Earnings Announcement and Investor Teleconference—Tellabs will announce third-quarter 2007 results on Tuesday, Oct. 23, with a news release at 6 a.m. Central Daylight Time and an investor teleconference at 7:30 a.m. Central Daylight Time, when the company will discuss its third-quarter results and provide its outlook for the fourth quarter. To access a simultaneous webcast of the teleconference, go to the Tellabs Web site at www.tellabs.com and click on the webcast icon. From this site, you can download the necessary software and listen to the teleconference. Tellabs encourages you to review the site before the teleconference to ensure your computer is configured properly.

A podcast of the call will be available at www.tellabs.com/news/feeds/ on the afternoon of Oct. 23.

A taped replay of the call will be available at approximately 10:30 a.m. Central Daylight Time on Oct. 23. This toll-free replay will be available until 11 p.m. Central Daylight Time on Oct. 25. To listen to the teleconference replay, call 800-642-1687. (Outside the United States, call 706-645-9291.) When prompted, enter the Tellabs conference ID number: 18715017.

Tellabs advances telecommunications networks to meet the evolving needs of users. Solutions from Tellabs enable service providers to deliver high-quality voice, video and data services over wireline and wireless networks around the world. Ranked among the BusinessWeek InfoTech 100, Tellabs (NASDAQ: TLAB) is part of the NASDAQ-100 Index, NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index and the S&P 500. www.tellabs.com

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Forward-Looking Statements—This news release contains forward-looking statements, including but not limited to the guidance information contained in this release that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the competitive landscape, including pricing and margin pressures, the response of customers and competitors, industry consolidation, the introduction of new products, the entrance into new markets, the ability to secure necessary resources, and the economic changes generally impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs® and ® are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.